Exhibit 10.16
EMPLOYMENT AGREEMENT
          This AGREEMENT (the “Agreement”) dated as of March 9, 2006 by and between W Lab Acquisition Corp., a Delaware corporation (the “Company”), the Company’s parent company, Nextera Enterprises, Inc., a Delaware corporation (“Nextera”), and Joseph J. Millin (the “Executive”) shall become effective upon the consummation of the transactions contemplated by the Asset Purchase Agreement (the “Asset Purchase Agreement”) between the Company, Nextera, Woodridge Labs, Inc., a California corporation, Joseph J. Millin and Valerie Millin, Trustees of the Millin Family Living Trust Dated November 18, 2002, Joseph J. Millin, Scott J. Weiss and Debra Weiss, as Trustees of the Scott and Debra Weiss Living Trust, and Scott J. Weiss (the “Effective Date”). In consideration of the mutual covenants contained in this Agreement, the Company and (solely with respect to the obligations set forth in Sections 2(b), 4(h), and 10 below) Nextera, on the one hand, and the Executive, on the other hand, agree as follows:
          1. Employment. Commencing on the Effective Date, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms and conditions set forth in this Agreement.
          2. Capacity.
          (a) Company. During the Term (as hereinafter defined), the Executive shall serve the Company as its President and Chief Executive Officer, reporting to the Chairman of the Company’s Board of Directors (the “Board”), or such other person or committee as the Board may designate. In such capacity, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Company consistent with the Executive’s status as President and Chief Executive Officer as may be assigned or delegated to the Executive from time to time by or under the direction and supervision of the Chairman of the Board.
          (b) Nextera. During the Term, the Executive shall also serve as an executive officer of Nextera, with such title(s) and responsibilities as may be agreed upon, from time-to-time, between the Executive and Nextera, reporting to the Chairman of Nextera’s Board of Directors (the “Nextera Board”), or such other person or committee as the Nextera Board may designate.
          3. Term. Subject to the provisions of Section 6, the term of employment under this Agreement (the “Term”) shall be for four (4) years from the Effective Date (the “Initial Term”) and shall automatically renew for periods of one (1) year commencing at the expiration of the Initial Term (the “End Date”) and on each subsequent anniversary of the End Date thereafter, unless either the Executive or the Company, acting through the Board, gives written notice to the other not less than thirty (30) days prior to the End Date or anniversary thereof, as applicable, of such party’s election not to extend the Term; provided, that, if the Company elects to terminate the Agreement upon the expiration of the Initial Term, it shall either (i) give the Executive written notice of such non-renewal not less than one hundred eighty (180) days prior to the End Date or (ii) continue to pay the Executive’s Salary (as hereinafter defined), at the rate then in effect, from the date of termination until the date occurring one hundred eighty (180)

days after the date upon which the Company gives written notice of such non-renewal to the Executive.
          4. Compensation and Benefits. The regular compensation and benefits payable and made available to the Executive under this Agreement shall be as follows:
          (a) Salary. During the Term, for all services rendered by the Executive under this Agreement, the Company shall pay or cause to be paid to the Executive a base salary (the “Salary”) at an annual rate of Three Hundred Sixty Thousand Dollars ($360,000) commencing on the Effective Date. During the Term, the Salary shall be reviewed not less frequently than annually, as determined by the Board, and the Board may (but shall have no obligation to) increase the Salary in its sole discretion.
          (b) Bonus. The Executive shall be eligible for consideration for a bonus each year during the Term, the payment and amount of which shall be determined by the Board in its sole discretion.
          (c) Vacation. The Executive shall accrue paid vacation leave at the rate of four (4) weeks per year during the Term, subject to the terms and conditions of the Company’s vacation policy in existence from time to time.
          (d) Incentive, Savings and Retirement Plans. During the Term, the Executive shall be entitled to participate in all incentive, savings, retirement, deferral, and nonqualified supplemental pension plans, practices, policies and programs applicable generally to other peer executives of the Company and Nextera (the “Company Group”), subject to the terms of the applicable plan documents.
          (e) Welfare Benefit Plans. During the Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive benefits comparable to those provided under welfare benefit plans, practices, policies and programs maintained by the Company Group (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company Group (“Welfare Benefits”), subject to the terms of the applicable plan documents.
          (f) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive submitted and approved in accordance with the policies, practices and procedures of the Company Group in effect for the Executive from time to time, including, without limitation, reasonable home office expenses (including telephone lines for communication and fax and internet services) approved by the Board.
          (g) Fringe Benefits. During the Term, the Executive shall be entitled to such fringe benefits, including, without limitation, if applicable, an automobile lease and payment of related expenses, as may be determined by the Board from time to time in its sole discretion.

          (h) Stock Option Plan. Within thirty (30) days after a registration statement on Form S-8 filed by Nextera after the Effective Date has become effective under the rules and regulations of the Securities and Exchange Commission (“SEC”) with respect to a stock option plan relating to options to purchase Nextera’s Class A Common Stock and the shares of stock issuable thereunder, Nextera agrees to reserve options (“Reserved Options”) under such stock option plan in an amount equal to five percent (5%) of the number of shares of Nextera’s Class A Common Stock outstanding immediately after the Effective Date. Nextera agrees to file such registration statement on Form S-8 with the SEC within seventy-five (75) days after the Effective Date. The Reserved Options shall be granted to the Executive and other employees of the Company as determined by the Board of Directors of Nextera from time to time, provided, however, that the Executive shall be entitled to make recommendations to the Board of Directors as to the identity of the potential grantees and the number of Reserved Options to be granted to each such grantee. The Reserved Options shall be granted to the Executive and other employees of the Company as determined by the Board of Directors of Nextera from time to time. The Reserved Options granted to the Executive shall contain terms and conditions consistent with such stock option plan, provided, however, that twenty-five percent (25%) of the number of Reserved Options granted to the Executive shall vest at the end of each of the first, second, third and fourth year of the Initial Term, until fully vested (such that all such Reserved Options granted to Executive during the Initial Term shall be 100% vested as of the last day of the Initial Term), subject to Section 6 of this Agreement and such stock option plan.
          (i) Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
          (j) Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement as consideration for the Services rendered under this Agreement.
          5. Extent of Service. During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, and any periods of Disability, the Executive shall, subject to the direction and supervision of the Board, devote substantially all of the Executive’s business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Term, the Executive shall not engage in any other business activity; provided that nothing in this Agreement shall be construed as preventing the Executive from:
          (a) managing the Executive’s personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, including investing Executive’s assets in any company or other entity in a manner not prohibited by the Non-Compete, Non-Solicitation,

Proprietary Information, Confidentiality and Inventions Agreement (the “Non-Compete Agreement”) referred to in Section 7(a) and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or
          (b) serving on civic or charitable boards or committees and otherwise engaging in religious, charitable or other community or non-profit activities, that do not materially impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement. The Executive may serve on corporate boards other than that of the Company and Nextera only with the prior approval of the Board and the Nextera Board.
          6. Termination and Termination Benefits. Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.
          (a) Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated for Cause without further liability on the part of the Company effective immediately upon a vote of the Board and written notice to the Executive (in addition to and not part of any written notice required below to determine “Cause”) setting forth in detail the particulars upon which such termination notice is being given. Only the following shall constitute “Cause” for such termination:
     (i) dishonest statements or dishonest acts of the Executive with respect to the Company Group which are materially injurious to the Company as determined by the Board in its reasonable judgment;
     (ii) commission by the Executive of, or entry by the Executive of a guilty or no contest plea to, (x) a felony or (y) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
     (iii) willful violation by Executive of a federal or state law, rule or regulation applicable to the business of the Company of a type and kind that is materially injurious to the Company as determined by the Board in its reasonable judgment;
     (iv) willful and continued failure of the Executive to perform the Executive’s duties with the Company to the Board’s reasonable satisfaction (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not performed the Executive’s duties to the Board’s reasonable satisfaction and the Executive has not effected a cure as determined by the Board in its reasonable judgment within fifteen (15) days after receipt of such written notice;
     (v) material breach of the Non-Compete Agreement or any other material obligations of the Executive under this Agreement, not including the matters set forth in sub-section (iv) above, which breach continues uncured to the reasonable satisfaction of the Board within fifteen (15) days after receipt by the Executive of written notice of such breach; or
     (vi) willful and material breach by the Executive of his obligations under Section 6.1 of the Asset Purchase Agreement, which breach continues uncured to the reasonable satisfaction of the Board within fifteen (15) days after receipt by the Executive of written notice of such breach.
For purposes of this provision, any act, or failure to act, on the part of the Executive based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In making any determination under this Section 6(a), the Board shall act fairly and in good faith and shall give the Executive an opportunity to appear and be heard at a meeting of the Board or the compensation committee of the Board, which meeting may be held telephonically at the request of either the Company or the Executive, and present evidence on the Executive’s behalf.
          (b) Termination by the Executive. The Executive’s employment under this Agreement may be terminated by the Executive by written notice to the Company at least sixty (60) days prior to such termination.
          (c) Termination by the Company Without Cause or by the Executive with Good Reason. Subject to the payment of Termination Benefits pursuant to Section 6(d), the Executive’s employment under this Agreement may be terminated by the Company without Cause upon written notice to the Executive by a vote of the Board or by the Executive with Good Reason upon written notice to the Board. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent, the occurrence of any of the following circumstances:
     (i) the assignment to the Executive of any duties substantially inconsistent with and inferior to the position of President of the Company, a significant adverse alteration in the nature or status of the Executive’s authority, duties, responsibilities or the conditions of the Executive’s employment as President, including a diminution in the title of the Executive from that as President of the Company, or a requirement that the Executive report to anyone other than to the Chairman of the Board or such other person or committee as may be designated by the Board;
     (ii) the Company’s reduction of the Executive’s Salary as in effect on the Effective Date, or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all peer executives of the Company Group;
     (iii) the Company-required relocation of the Executive’s residence or of the primary facilities of the Company at which the Executive works outside a radius of twenty-five (25) miles of the Executive’s current residence in Studio City, California, or any Company-required travel for Company business in excess of that determined by the Board to be reasonably necessary from time to time to carry out the services required of him under this Agreement. The Company shall pay for all of the Executive’s reasonable travel and living expenses associated with such travel from the Los Angeles metropolitan area;
     (iv) any material failure by the Company to comply with the provisions of Section 4(a)-(h) of this Agreement, which is not remedied by the Company promptly after receipt of written notice thereof given by the Executive;
     (v) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
     (vi) in the event the Company engages in a merger or other business combination or a sale of all or substantially all of its assets, the failure of any successor to the Company to expressly assume the obligations of the Company under this Agreement.
          (d) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment under this Agreement, at which time (i) the Executive shall be entitled to purchase at depreciated book value the automobile (if any, or to take an assignment of the automobile lease, if any) and any personal electronic equipment (laptop, cell phone, PDA, etc.) which the Company was providing for the use of such Executive (subject to the Company’s right to inspect such electronic equipment, recover any electronic files containing proprietary information or relating to the Company’s business, and to permanently delete any such files prior to returning to such equipment to the Executive), and (ii) to the extent not theretofore paid or provided, the Company shall timely (and in all events not later than as required by applicable law) pay or provide to the Executive any accrued amounts and vested benefits required to be paid or provided in or which the Executive is eligible to receive under any plan, program, practice or policy or contract or agreement of the Company. Notwithstanding the foregoing, in the event of termination of the Executive’s employment with the Company pursuant to Section 6(c), subject to (x) the Executive’s continuing compliance with his obligations under the Non-Compete Agreement, (y) the Executive’s continuing compliance with his obligations under Section 6.1 of the Asset Purchase Agreement, and (z) the Executive’s resignation from the Board and the Nextera Board and execution of a general release of claims in favor of the Company, in a form satisfactory to the Company, the Company shall provide to the Executive the following termination benefits (“Termination Benefits”):
     (i) continuation of the Executive’s Salary at the rate then in effect pursuant to Section 4(a);
     (ii) a bonus for the year in which the termination occurs for the period of service in such year, based upon multiplying the bonus amount, if any, that would have been paid to the Executive pursuant to Section 4(b) for the year in which the termination of employment occurs, by a fraction, the numerator of which shall be the number of days in such year through the date of termination and the denominator of which shall be 365;
     (iii) continuation of all Welfare Benefits to the extent authorized by and consistent with 29 U.S.C. §1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such Welfare Benefits shared in the same relative proportion by the Company and the Executive as in effect on the date of termination;
     (iv) the Termination Benefits set forth in (i) and (iii) above shall continue for a period of one (1) year from the date of the termination of the Executive’s employment. Notwithstanding the foregoing, nothing in this Section 6(d) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under Section 6(d)(iii) ceases; and
     (v) any Options exercisable granted to the Executive which are not vested at that time shall be deemed to have vested to the extent of fifty percent (50%) of such remaining unvested portion, or the Options which would have vested in the twelve (12) month period immediately following the date of termination, whichever is greater.
          (e) Disability. At the election of the Company, this Agreement shall terminate if the Executive shall have failed to render and perform on a full-time basis the services required of him under this Agreement during any period of 90 days within any 120 day period during the Term because of physical or mental disability. Prior to any such termination, the Company shall give to the Executive written notice of its intention to terminate the Executive’s employment, which notice shall be effective immediately. In the event of such termination, the Company shall have no further obligation for the payment of compensation or benefits hereunder, except (i) for compensation and benefits accrued and unpaid through the termination date as provided in Section 6(d) above and (ii) the payment of any disability insurance to which the Executive may be entitled. If there should be any dispute between the parties as to the Executive’s physical or mental incapacity or disability pursuant to this Section 6(e), such question shall be settled by the opinion of an approved medical doctor. For this purpose an approved medical doctor shall mean a medical doctor selected by the Company and the Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. The opinion of such medical doctor as to the matter in dispute shall be final and binding on the parties.
          (f) Death. In the event of termination as a result of the Executive’s death, the Company shall have no further obligation to the Executive’s representatives and heirs hereunder except (i) for compensation and benefits accrued and unpaid through the termination date as provided in Section 6(d) above and (ii) any Options exercisable granted to the Executive which are not vested at the time of death shall be deemed to have vested to the extent of fifty percent (50%) of such remaining unvested portion unless the Option Plan provides for a greater vesting following the death of a participant of the Option Plan. If the Executive should die while receiving any payments pursuant to sub-sections (i) and (v) of Section 6(d) above, the remaining payments which would have been made to the Executive if he had lived shall be paid to the beneficiary designated in writing by the Executive; or if there is no effective written designation, then to his spouse; or if there is neither an effective written designation nor a surviving spouse, then to his estate. Designation of a beneficiary or beneficiaries to receive the balance of any such payments shall be made by written notice to the Company, and the Executive may revoke or change any such designation of beneficiary at any time by a later written notice to the Company.
          7. Non-Compete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreements.
          (a) Non-Compete Agreement. The Executive agrees to sign the Non-Compete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement, the form of which is attached hereto as Exhibit “A,” and to comply with such Agreement during the Term.
          (b) Litigation and Regulatory Cooperation. During the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company; provided, however, that the Executive shall be permitted to give testimony and appear as a witness in any proceeding in which such testimony or appearance is required by law. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Executive also agrees to provide reasonable cooperation to the Company on matters of the type described in this Section 7(b) after termination of the Executive’s employment. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(b), including any legal fees and travel and lodging costs approved in advance by the Board.
          (c) Remedies. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Section 7, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
          8. General.

          (a) Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Los Angeles, California, pursuant to the National Rules for the Resolution of Employment Disputes of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to grant the prevailing party reasonable costs and expenses, including reasonable attorney’s fees and the costs of the arbitration in accordance with applicable law. This Section 8(a) shall be specifically enforceable. Notwithstanding the foregoing, this Section 8(a) shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8(a).
          (b) Integration. This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior understandings and agreements between the parties, whether oral or written, with respect to any related subject matter.
          (c) Assignment: Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity; provided such successor is the functional equivalent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
          (d) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then that court shall have the power to alter such provision to make it enforceable to the fullest extent permitted by law. The remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
          (e) Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
          (f) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company (or if none, at the address set forth in the Asset Purchase Agreement), with a copy to the Executive’s legal counsel designated by and at the last address the Executive has filed in writing with the Company (or if none, then to Donald H. Jones, Esq. of Jones, Kaufman & Ackerman LLP, at the address set forth in the Asset Purchase Agreement) or, in the case of the Company, at its main offices, attention of the Chairman of the Board, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.
          (g) Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
          (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
          9. Consent to Jurisdiction.
          (a) Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of California without giving effect to the conflict of laws principles of such state.
          (b) Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8(a) of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts in Los Angeles, California. Accordingly, with respect to any such court action, each of the Executive and the Company (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
          10. Indemnification and D&O Insurance. The Company and Nextera hereby agree to indemnify and hold the Executive harmless consistent with the Company Group’s policies in effect from time to time against any and all costs, losses, taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses, including without limitation interest, penalties, costs of mitigation, reasonable attorneys’ fees and costs, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any proceeding arising out of the Executive’s employment with the Company or service as an executive officer and/or director of Nextera, (whether civil, criminal, administrative or investigative, other than proceedings by or in the right of the Company), if with respect to the actions at issue in the proceeding Executive was not grossly negligent and acted in good faith and in a manner

Executive reasonably believed to be in, or not opposed to, the best interests of the Company, and (with respect to any criminal action) Executive had no reason to believe Executive’s conduct was unlawful. Said indemnification arrangement shall (i) survive the termination of this Agreement for a period of two (2) years, (ii) apply to any and all qualifying acts of Executive which have taken place during the Term, including, but not limited to any and all qualifying acts as an officer and/or director of any subsidiary or affiliate while Executive is employed by the Company, and (iii) be subject to any limitations imposed from time to time under applicable law, and the respective certificates of incorporation and the bylaws of the Company and/or Nextera, as the case may be, as in effect from time to time. The Company and Nextera further agree to obtain, if not already in force, and to continue to maintain, directors’ and officers’ liability insurance policies covering Employee at least to the extent the Company and Nextera provides such coverage of the Company’s other directors and senior officers.

INTENDING TO BE LEGALLY BOUND by this Agreement and IN WITNESS THEREOF, the undersigned parties have executed this Agreement as of the day and year first above written.

W LAB ACQUISITION CORP., a Delaware corporation

By: /s/ Michael P. Muldowney
Its: CEO

JOSEPH J. MILLIN

/s/ Joseph J. Millin

EXECUTING THIS AGREEMENT SOLELY WITH RESPECT TO SECTIONS 2(b), 4(h), and 10:

NEXTERA ENTERPRISES, INC.,
a Delaware corporation

By: /s/ Michael P. Muldowney
Its: President & CFO

EXHIBIT A
NONCOMPETE, NON-SOLICITATION, PROPRIETARY INFORMATION, CONFIDENTIALITY AND INVENTIONS AGREEMENT
          This Agreement (“Non-Compete Agreement”) is made as of March ___, 2006, by and between W Lab Acquisition Corp., a Delaware corporation (the “Company”), and the undersigned Executive. Executive and the Company have also entered into an Employment Agreement of even date herewith (the “Employment Agreement”). In consideration of the employment and continued employment of Executive by the Company, and also for the benefit of the Company’s successors, parents, subsidiaries and affiliates (collectively, the “Company Entities”), the Executive agrees to certain restrictions on activities necessary to avoid conflicts of interest, ensure the exclusivity of Executive’s services and protect the goodwill, confidential information, and legitimate business interests of the Company and its clients. Unless otherwise defined in this Non-Compete Agreement, capitalized terms used in this Non-Compete Agreement shall have the same meaning as set forth in the Employment Agreement. To further these objectives, the Executive agrees to comply with the following provisions of this Non-Compete Agreement as follows:
NONCOMPETE/EXCLUSIVITY
During the period of employment by the Company:
1.	the Executive will devote substantially all of the Executive’s business time to the business of the Company Group in accordance with and subject to the provisions and exceptions contained in Section 5 of the Executive’s Employment Agreement with the Company of even date herewith;

2.	will not engage in any business activity, current or proposed (but only if the proposal is made known to the Executive in writing by the Board), which competes with the services or products being developed, marketed or sold by the Company Group; and

3.	will not, without prior written consent of the Company, invest in, enter into or assist any venture, enterprise, or endeavor which competes or intends to compete with the Company Group, other than as a less than five percent (5%) stockholder of a publicly held company or a stockholder of a publicly held company which derives none or an immaterial portion (i.e., less than ten percent (10%)) of its revenues from services or products which compete with the services of the Company Group.
The Executive represents that, to the best of the Executive’s actual knowledge, employment by the Company Group will not conflict with any agreement to which the Executive is subject.
NON-SOLICITATION
1.	The Executive acknowledges that the names and details of the customers of the Company Group whom the Executive’s has dealings while employed by the

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Company could constitute trade secrets belonging to the Company Group. In order to preserve the Company’s trade secrets, during employment with the Company and for a period of two (2) years after termination of the Executive’s employment with the Company for any reason:
(a)	the Executive will not solicit or cause to be solicited any such customers, or aid in the solicitation of business from customers to which the Executive actively solicited business during the Executive’s employment with the Company, for the purpose of marketing or selling personal care products; and

(b)	the Executive will not directly or indirectly (other than through mass media solicitations that are not directed at the employees of the Company Group) contact or solicit any employee of the Company Group with regard to present, future or contemplated employment opportunities on behalf of himself, or any other person, firm, corporation, governmental agency or other entity.
PROPRIETARY INFORMATION
1.	Proprietary Information refers to any information, not generally known in the relevant trade or industry, relating to the business, business plans, operations, services, customers, partners, members, clients, strategies, trade secrets, operations, real and personal properties, records, accounting and financial information, assets, data, projections, prospects, and technology of any or all of the Company Group, which was obtained from the Company Group or any of its customers, agents, or representatives during the Term of employment by the Executive. However, the Proprietary Information does not include (i) information received by the Executive prior to his employment by the Company (except to the extent such information is acquired by the Company pursuant to the Asset Purchase Agreement), (ii) information received by the Executive in connection with his employment by the Company which is or becomes generally available to the public other than as a result of a disclosure by the Executive, (iii) information that becomes available to the Executive on a non-confidential basis from a source other than the Company Group, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company Group with respect to such information, or (iv) information that is developed by the Executive after termination of employment with the Company and which does not relate to any business which the Company Group has at any time engaged during the period of the Executive’s employment.

2.	Subject to the foregoing, Proprietary Information includes, but is not limited to, the following items, whether or not labeled as such: customer lists, notes, drawings and writings; computer programs (including source and object codes), algorithms, systems, tools, spreadsheets, related documentation such as user manuals, functional and technical specifications, system descriptions, program documentation, output reports, terminal displays, and data file contents; plans,

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process and preparations for the Company’s current and proposed business activities; discoveries, inventions, developments, ideas, research, engineering, designs, and products; projects and improvements made or conceived in connection with the Company’s customer and prospective customer’s lists; and marketing and financial data of the Company and its clients.
3.	The Executive agrees not to disclose the existence of or contents of any documents, records, discs, tapes, and other media that contain Proprietary Information, and will not copy or remove any such material from the Company or its customer’s premises, except (i) as required by the Executive’s duties or as approved by the Board or (ii) as required to be released by law or by court or administrative order, so long as the Company is given notice thereof and a reasonable opportunity to take appropriate steps to maintain the confidentiality thereof.

4.	The Executive agrees to comply with all reasonable restrictions and regulations of the Company’s customers concerning any and all information such customers deem proprietary or confidential.

5.	The Executive agrees that any material relating to any Proprietary Information of the Company Group is and shall remain the property of the Company Group and that upon termination of employment or at any earlier time as requested by the Company, the Executive will immediately deliver such material and all copies in Executive’s possession or control to the Company.

6.	The Company may provide the Executive with equipment (portable personal computer, software, etc.) for Executive’s use in the course of employment by the Company. The Executive acknowledges that, except as otherwise provided in the Employment Agreement, any such equipment will remain the exclusive property of the Company, and the Executive agrees to deliver such equipment to the Company, as directed by the Company, upon termination of employment for any reason, or at any time upon request of the Company.
CONFIDENTIALITY
1.	Except (i) as required by the Executive’s duties or as approved by the Board or (ii) as required to be released by law or by court or administrative order, so long as the Company is given notice thereof and a reasonable opportunity to take appropriate steps to maintain the confidentiality thereof, the Executive will not use or disclose to anyone outside the Company Group, and will not use any Proprietary Information or material relating to the business of the Company Group, or its customers, either during or after employment by the Company, except with the written permission of the Company.

2.	The Executive will not knowingly disclose to the Company Group, and will not knowingly induce the Company Group to use any confidential information or

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material belonging to others where such disclosure would, to the Executive’s actual knowledge, violate any rights of, or any duty owing to, a third party.
3.	The Executive agrees not to discuss any information or respond to any inquiries from the press or other information agencies regarding the Company Group without the express permission of the Board, other than responding in the ordinary course of business to inquiries regarding the Company’s industry generally or products sold to customers of the Company Group.

4.	The Executive shall be permitted to give testimony and appear as a witness in any proceeding in which such testimony or appearance is required by law, provided the Executive reasonably furnishes notice to the Company in order to enable the Company to seek a protective order, if applicable.
INVENTIONS
1.	The Executive agrees to disclose promptly and fully to the Company all developments, inventions, discoveries, improvements, and proposals for new programs, systems, services, products, tools, or business endeavors which are related to any business activity by the Company Group, current or proposed in writing by the Board to the Executive during employment by the Company (collectively called “Developments”).

2.	The Executive hereby assigns to the Company the Executive’s entire right, title, and interest in each and every work product related to any business activity by the Company, current or proposed in writing by the Board to the Executive during employment by the Company, or Development (collectively called “Work Product”), made, developed or conceived solely by the Executive or jointly with others during or in the course of the Executive’s employment by the Company. Pursuant to Section 2870 of the California Labor Code, the foregoing assignment of Work Product shall not apply to any invention that the Executive developed entirely on his time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the Company Group’s business, or actual or demonstrably anticipated research or development of the Company Group; or (b) result from any work performed by the Executive for the Company Group, which inventions shall be subject to assignment.

3.	The Executive agrees to grant to the Company a right of first refusal to market on a mutually agreed royalty basis, and a perpetual non-exclusive license to use, each and every Work Product or Development made, developed or conceived by the Executive during employment by the Company which is not subject to assignment under the preceding paragraph.

4.	During employment with the Company, the Executive agrees to provide the Board with copies of any manuscripts produced by the Executive relating to the business

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of the Company Group or which refers to the Company Group in any manner for approval by the Company prior to submission for publication.
5.	The Executive acknowledges and agrees that there are no Developments relating in any way to the Company Group business which were made prior to employment with the Company and which were not transferred as part of the purchased assets under the Asset Purchase Agreement.
GENERAL
1.	The Executive’s obligations under this Non-Compete Agreement shall survive the termination of employment. The Executive understands that this Non-Compete Agreement does not create an obligation of the Company Group or any other party to continue employment.

2.	The Company shall have the unrestricted right to assign this Non-Compete Agreement to its parent company, its affiliates, and any and all successors in interest.

3.	It is agreed that the Company may inform any person or entity subsequently employing or evidencing an intention to employ, Executive of the nature of the information the Company asserts to be confidential, and may inform said person or entity of the existence of this Non-Compete Agreement, and provide to such persons or entity a copy of this Non-Compete Agreement.

4.	Any breach of this Non-Compete Agreement by the Executive may cause irreparable damage, and in the event of such a breach, the Company shall have, in addition to any remedies at law, the right to an injunction to prevent or restrain a breach of the Executive’s obligations hereunder.

5.	The Company’s failure to exercise any rights under this Non-Compete Agreement does not constitute a waiver of such right in the event of a subsequent violation of this Non-Compete Agreement.

6.	This Non-Compete Agreement shall be governed by the laws of the state of Executive’s employment.

7.	In the event a court of competent jurisdiction shall determine that any provision in this Non-Compete Agreement is too restrictive in scope or duration, then that court shall have the power to alter such provision to make it enforceable to the fullest extent permitted by law. Such a determination shall not have the effect of rendering any other provision herein contained invalid.

8.	Nothing in this Non-Compete Agreement is intended to, or shall, alter the Executive’s obligations or the definition of “Assets” under the Asset Purchase Agreement.

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     INTENDING TO BE LEGALLY BOUND by this Non-Compete Agreement and IN WITNESS THEREOF, the undersigned parties have executed this Non-Compete Agreement as of the day and year first above written.

W LAB ACQUISITION CORP., a Delaware corporation

By:
Its:

EXECUTIVE:

JOSEPH J. MILLIN

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